Rule 497(e)--File Nos. 33-78264, 811-8490

                      Excelsior Institutional Equity Fund
                      Excelsior Institutional Income Fund
                 Excelsior Institutional Total Return Bond Fund
                    Excelsior Institutional Bond Index Fund
                     Excelsior Institutional Balanced Fund
                   Excelsior Institutional Equity Growth Fund
               Excelsior Institutional International Equity Fund

             Supplement dated February 20, 1996 to Prospectus dated
                                October 1, 1995
                           as amended October 6, 1995

THE FOLLOWING INFORMATION REPLACES THE SIMILAR INFORMATION FOUND IN THE MANAGEMENT OF THE TRUST SECTION UNDER THE SUB-HEADING "INVESTMENT MANAGERS - EQUITY FUND, INCOME FUND AND TOTAL RETURN BOND FUND":

     Leigh H. Weiss is the person who is primarily responsible for the day-to-day management of the Equity Fund. Mr. Weiss has been a Vice President and Senior Portfolio Manager of U.S. Trust since 1993. Previously, he was a Portfolio Manager at Goldman, Sachs & Co. (since 1981).